                 NEWS RELEASE

ATI Inc.	Investor Contact:	Media Contact:
Corporate Headquarters	David Weston	Natalie Gillespie
2021 McKinney Avenue	412-394-2908	412-394-2850
Dallas, TX 75201 U.S.A.	david.weston@ATImaterials.com	natalie.gillespie@ATImaterials.com
www.ATImaterials.com
ATI Announces First Quarter 2024 Results
Continued strong year-over-year revenue growth in aerospace and defense
◦Q1 2024 sales of $1.04 billion, up modestly from Q1 2023
◦Q1 2024 net income attributable to ATI of $66.1 million, or $0.46 per share
◦Aerospace and defense represent $616 million of Q1 2024 sales, up from $576 million of Q1 2023 sales
◦Non-GAAP Information*
▪Q1 adjusted net income attributable to ATI of $68.4 million or $0.48 per share
▪Q1 2024 ATI adjusted EBITDA of $151 million, or 14.5% of sales
DALLAS, TX--(PR Newswire)--April 30, 2024--ATI Inc. (NYSE: ATI) reported first quarter 2024 results, with sales of $1.04 billion and net income attributable to ATI of $66.1 million, or $0.46 per share.

			Sequential		Y-O-Y
($ in millions except per share amounts)	Q1 2024	Q4 2023	Change	Q1 2023	Change

Sales	$1,042.9	$1,064.0	(2)%	$1,038.1	—%
Net income attributable to ATI	$66.1	$145.7	(55)%	$84.5	(22)%
Earnings per share	$0.46	$0.99	(54)%	$0.58	(21)%
Non-GAAP information*
Adjusted net income attributable to ATI*	$68.4	$93.0	(26)%	$85.6	(20)%
Adjusted earnings per share*	$0.48	$0.64	(25)%	$0.59	(19)%
ATI adjusted EBITDA*	$151.0	$160.7	(6)%	$147.1	3%
* Detailed reconciliations of the reported information under accounting principles generally accepted in the United States (U.S. GAAP) to adjusted non-GAAP figures are included in accompanying financial tables.

Adjusted earnings per share* for Q1 2024 was $0.48, and ATI adjusted EBITDA* was $151 million, or 14.5% of sales. Q1 2024 adjusted results exclude pre-tax charges of $3.1 million, primarily consisting of start-up costs. Q4 2023 adjusted results exclude pre-tax charges of $88.3 million, primarily consisting of pension related settlement and remeasurement losses, charges associated with the transformation of our European operations and start-up costs. The after-tax impact, including the deferred tax asset valuation allowance release, of these special items for Q4 2023 is a benefit of $52.7 million, or $0.35 per share. Q1 2023 adjusted results exclude $1.2 million for start-up costs.

"ATI delivered a strong start to 2024," said Robert S. Wetherbee, Board Chair and CEO. "Year-over-year growth in aerospace and defense sales drove results across ATI, with first quarter aerospace and defense sales up 7% over the prior year. Additionally, strong demand continues for our advanced specialty alloys that deliver 'aero-like' margins," he said.

“We exceeded expectations for adjusted earnings per share as the team delivered excellent performance across ATI," said Wetherbee. "We moved past the outages and weather impacts that shaped our guidance for the first quarter. Our focus on improving working capital intensity delivered significant improvements in year-over-year free cash flow performance," he said. "Our strong balance sheet enabled us to fully deploy $150 million of authorized share repurchases in the first quarter of 2024."

Operating Results by Segment

High Performance Materials & Components (HPMC)
($ millions)	Q1 2024	Q4 2023	Q1 2023
Sales	$529.9	$582.5	$471.1

Segment EBITDA	$97.6	$125.1	$81.6
% of Sales	18.4%	21.5%	17.3%

•HPMC’s first quarter 2024 sales decreased $53 million, or 9%, compared to the fourth quarter 2023, primarily a result of melt-related challenges in the fourth quarter that impacted first quarter sales. Overall aerospace and defense sales were 84% of total HPMC sales in the first quarter 2024. First quarter 2024 sales improved 13% compared to the first quarter 2023, with total aerospace and defense related sales increasing 12% compared to the prior year period.
•HPMC segment EBITDA was $97.6 million, or 18.4% of sales. Decreased volumes on higher-margin latest generation commercial aerospace platforms contributed to the lower margins sequentially.

Advanced Alloys & Solutions (AA&S)
($ millions)	Q1 2024	Q4 2023	Q1 2023
Sales	$513.0	$481.5	$567.0

Segment EBITDA	$71.8	$57.3	$83.7
% of Sales	14.0%	11.9%	14.8%

•AA&S first quarter 2024 sales increased $32 million, or 7%, compared to the fourth quarter 2023, a result of increased conventional energy as well as commercial aerospace sales. Overall aerospace and defense sales were 34% of total AA&S sales in the first quarter 2024. First quarter 2024 sales decreased 10% compared to the first quarter 2023. Lower sales are primarily due to the prolonged recovery in general industrial end markets.
•AA&S segment EBITDA was $71.8 million, or 14.0% of sales. Increased deliveries of nickel-based alloys and exotic alloys drove sequential margin improvement.

Corporate Items and Cash
•Restructuring and other charges:
◦First quarter 2024: $3.1 million includes start-up costs and restructuring related costs.
◦Fourth quarter 2023: $16.8 million includes pre-tax charges of $13.8 million of costs associated with the transformation of our European organization and $3.0 million for start-up costs.
◦First quarter 2023: $1.2 million of start-up costs.
•Corporate expenses in the first quarter 2024 were $17.1 million, compared to $15.2 million in the fourth quarter 2023, and $16.9 million in the prior year quarter.
•Closed operations and other expense was $1.3 million in the first quarter 2024, compared to $6.5 million in the fourth quarter 2023, and $1.3 million in the prior year quarter. Higher costs in the fourth quarter 2023, compared to the first quarter 2024, were associated with an outstanding insurance claim involving our captive insurance company.
•First quarter 2024 results include a $16.9 million income tax provision, or an effective tax rate of 19.8%. The effective tax rate for the first quarter 2024 included $3.0 million of discrete tax benefits, primarily for share-based compensation. At December 31, 2023, ATI determined that a substantial portion of its income tax valuation allowances were no longer required due to improved profitability and exiting the three year cumulative loss position for U.S. federal and state jurisdictions.
•For the first quarter of 2024, cash used in operating activities was $99 million, primarily related to higher accounts receivable in part due to the timing of first quarter 2024 sales. Continued efforts to focus on operational improvements are expected to positively impact the inventory intensity of our business and alleviate the required investment of managed working capital in our growing business. First quarter 2024 managed working capital as a percent of sales was 35.9% due in part to a seasonal and strategic inventory build and timing of shipments in the quarter. Capital expenditures for the first quarter 2024 were $66 million.
•Cash on hand at March 31, 2024 was $394 million, and available additional liquidity under the asset-based lending (ABL) credit facility was approximately $557 million. As of March 31, 2024, we had no outstanding borrowings on the ABL credit facility. ATI has no significant debt maturities until 2025.
•During the first quarter of 2024, the Company repurchased stock using all of the $150 million repurchase plan approved by our Board of Directors in November 2023.

Outlook

“ATI's outlook continues to be strong and is supported by a robust backlog of commercial aircraft orders," said Wetherbee. "ATI is well positioned to continue its organic growth and margin expansion. Continued demand in our core markets and increasing production capacity provide a clear path for achieving our robust 2024 and 2025 financial targets, as well as exceeding both $5 billion in revenue and $1 billion in adjusted EBITDA by 2027. Our best-in-class capabilities, materials science expertise, and extraordinary team are focused on delivering for our customers, meeting their strengthening demand."
***********
ATI will conduct a conference call with investors and analysts on Tuesday, April 30, 2024, at 8:30 a.m. ET to discuss the financial results. The conference call will be broadcast, and accompanying presentation slides will be available, at ATImaterials.com. To access the broadcast, click on “Conference Call.” Replay of the conference call will be available on the ATI website.
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements, which may contain such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions, are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control. Our performance or achievements may differ materially from those expressed or implied in any forward-looking statements due to the following factors, among others: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty materials; (b) material adverse changes in the markets we serve; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses; (d) volatility in the price and availability of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) labor disputes or work stoppages; (g) equipment outages; (h) business and economic disruptions associated with extraordinary events beyond our control, such as war, terrorism, international conflicts, public health issues, such as epidemics or pandemics, natural disasters and climate-related events that may arise in the future and (i) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2023, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

ATI: Proven to Perform.
ATI (NYSE: ATI) is a global producer of high performance materials and solutions for the global aerospace and defense markets, and critical applications in electronics, medical and specialty energy. We’re solving the world’s most difficult challenges through materials science. We partner with our customers to deliver extraordinary materials that enable their greatest achievements: their products fly higher and faster, burn hotter, dive deeper, stand stronger and last longer. Our proprietary process technologies, unique customer partnerships and commitment to innovation deliver materials and solutions for today and the evermore challenging environments of tomorrow. We are proven to perform anywhere. Learn more at ATImaterials.com.

ATI Inc.
Consolidated Statements of Operations
(Unaudited, dollars in millions, except per share amounts)

	Fiscal Quarter Ended
	March 31,	December 31,	April 2,
	2024	2023	2023

Sales	$1,042.9	$1,064.0	$1,038.1

Cost of sales	845.5	858.3	844.9
Gross profit	197.4	205.7	193.2

Selling and administrative expenses	82.0	92.3	80.6
Restructuring charges	0.2	5.5	—
Loss (gain) on asset sales and sales of businesses, net	—	(0.4)	—
Operating income	115.2	108.3	112.6
Nonoperating retirement benefit expense	(3.7)	(72.4)	(2.4)
Interest expense, net	(26.6)	(27.8)	(19.9)
Other income, net	0.4	—	0.6
Income before income taxes	85.3	8.1	90.9
Income tax provision (benefit)	16.9	(141.1)	4.3
Net income	$68.4	$149.2	$86.6
Less: Net income attributable to noncontrolling interests	2.3	3.5	2.1
Net income attributable to ATI	$66.1	$145.7	$84.5

Basic net income attributable to ATI per common share	$0.52	$1.15	$0.66

Diluted net income attributable to ATI per common share	$0.46	$0.99	$0.58

ATI Inc.
Sales and EBITDA by Business Segment
(Unaudited, dollars in millions)

	Fiscal Quarter Ended
	March 31,	December 31,	April 2,
	2024	2023	2023
Sales:
High Performance Materials & Components	$529.9	$582.5	$471.1
Advanced Alloys & Solutions	513.0	481.5	567.0
Total external sales	$1,042.9	$1,064.0	$1,038.1

EBITDA:
High Performance Materials & Components	$97.6	$125.1	$81.6
% of Sales	18.4%	21.5%	17.3%
Advanced Alloys & Solutions	71.8	57.3	83.7
% of Sales	14.0%	11.9%	14.8%
Total segment EBITDA	169.4	182.4	165.3
% of Sales	16.2%	17.1%	15.9%
Corporate expenses	(17.1)	(15.2)	(16.9)
Closed operations and other expense	(1.3)	(6.5)	(1.3)
ATI Adjusted EBITDA	$151.0	$160.7	$147.1

Depreciation & amortization (a)	(36.0)	(39.5)	(35.1)
Interest expense, net	(26.6)	(27.8)	(19.9)
Restructuring and other charges	(3.1)	(16.8)	(1.2)
Pension remeasurement loss	—	(26.8)	—
Pension settlement loss	—	(41.7)	—
Income before income taxes	$85.3	$8.1	$90.9

(a) The following is depreciation & amortization by each business segment:
	Fiscal Quarter Ended
	March 31,	December 31,	April 2,
	2024	2023	2023
High Performance Materials & Components	$16.3	$19.3	$17.4
Advanced Alloys & Solutions	18.0	18.3	16.1
Other	1.7	1.9	1.6
Total depreciation & amortization	$36.0	$39.5	$35.1

ATI Inc.
Condensed Consolidated Balance Sheets
(Unaudited, dollars in millions)

	March 31,	December 31
	2024	2023
ASSETS

Current Assets:
Cash and cash equivalents	$394.4	$743.9
Accounts receivable, net of allowances for doubtful accounts	720.5	625.0
Short-term contract assets	65.3	59.1
Inventories, net	1,284.9	1,247.5
Prepaid expenses and other current assets	52.8	62.2
Total Current Assets	2,517.9	2,737.7

Property, plant and equipment, net	1,688.9	1,665.9
Goodwill	227.2	227.2
Other assets	348.1	354.3

Total Assets	$4,782.1	$4,985.1

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$482.6	$524.8
Short-term contract liabilities	161.6	163.6
Short-term debt and current portion of long-term debt	27.1	31.9
Other current liabilities	225.8	256.8
Total Current Liabilities	897.1	977.1

Long-term debt	2,146.4	2,147.7
Accrued postretirement benefits	170.6	175.2
Pension liabilities	38.8	39.7
Other long-term liabilities	156.0	164.9
Total Liabilities	3,408.9	3,504.6

Total ATI stockholders' equity	1,263.6	1,373.0
Noncontrolling interests	109.6	107.5
Total Equity	1,373.2	1,480.5

Total Liabilities and Equity	$4,782.1	$4,985.1

ATI Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in millions)

	Fiscal Quarter Ended
	March 31,	April 2,
	2024	2023

Operating Activities:
Net income	$68.4	$86.6

Depreciation and amortization	36.0	35.1
Share-based compensation	6.2	7.1
Deferred taxes	12.0	0.9
Net gain from disposal of property, plant and equipment	—	(0.3)
Changes in operating assets and liabilities:
Inventories	(37.4)	(98.1)
Accounts receivable	(95.6)	(146.4)
Accounts payable	(33.5)	(77.8)
Pension plan contributions	—	(50.0)
Retirement benefits	(3.4)	(5.0)
Accrued liabilities and other	(51.5)	(37.3)
Cash used in operating activities	(98.8)	(285.2)
Investing Activities:
Purchases of property, plant and equipment	(65.8)	(60.4)
Proceeds from disposal of property, plant and equipment	1.0	0.9
Other	1.0	0.2
Cash used in investing activities	(63.8)	(59.3)
Financing Activities:
Payments on long-term debt and finance leases	(7.1)	(5.7)
Net payments under credit facilities	(4.9)	(16.8)
Purchase of treasury stock	(150.0)	(10.1)
Taxes on share-based compensation and other	(24.9)	(10.7)
Cash used in financing activities	(186.9)	(43.3)
Decrease in cash and cash equivalents	(349.5)	(387.8)
Cash and cash equivalents at beginning of period	743.9	584.0
Cash and cash equivalents at end of period	$394.4	$196.2

ATI Inc.
Revenue by Market
(Unaudited, dollars in millions)

	Fiscal Quarter Ended
	March 31,		December 31,		April 2,
	2024		2023		2023
Market
Aerospace & Defense:
Jet Engines- Commercial	$311.2	30%	$352.3	33%	$310.9	30%
Airframes- Commercial	190.1	18%	201.7	19%	169.9	17%
Defense	114.4	11%	112.5	11%	94.9	9%
Total Aerospace & Defense	$615.7	59%	$666.5	63%	$575.7	56%
Energy:
Oil & Gas	102.5	10%	88.8	8%	127.5	12%
Specialty Energy	56.1	5%	60.4	6%	82.7	8%
Total Energy	158.6	15%	149.2	14%	210.2	20%
Medical	59.1	6%	52.5	5%	35.0	3%
Automotive	56.0	5%	50.4	5%	59.4	6%
Electronics	52.9	5%	44.7	4%	34.4	3%
Construction/Mining	27.2	3%	34.1	3%	40.4	4%
Food Equipment & Appliances	11.9	1%	13.3	1%	21.5	2%
Other	61.5	6%	53.3	5%	61.5	6%
Total	$1,042.9	100%	$1,064.0	100%	$1,038.1	100%

ATI Inc.
Selected Financial Data
(Unaudited)

	Fiscal Quarter Ended
	March 31,	December 31,	April 2,
	2024	2023	2023
Percentage of Total ATI Sales
Nickel-based alloys and specialty alloys	45%	44%	53%
Precision forgings, castings and components	19%	19%	16%
Titanium and titanium-based alloys	18%	21%	14%
Zirconium and related alloys	10%	7%	7%
Precision rolled strip products	8%	9%	10%
Total	100%	100%	100%

Note: Hot-Rolling and Processing Facility conversion service sales in the AA&S segment are excluded from this presentation.

ATI Inc.
Computation of Basic and Diluted Earnings Per Share Attributable to ATI
(Unaudited, dollars in millions, except per share amounts)

	Fiscal Quarter Ended
	March 31,	December 31,	April 2,
	2024	2023	2023
Numerator for Basic net income per common share -
Net income attributable to ATI	$66.1	$145.7	$84.5
Effect of dilutive securities:
3.5% Convertible Senior Notes due 2025	2.1	2.7	2.6
Numerator for Diluted net income per common share -
Net income attributable to ATI after assumed conversions	$68.2	$148.4	$87.1

Denominator for Basic net income per common share -
Weighted average shares outstanding	126.2	127.2	128.5
Effect of dilutive securities:
Share-based compensation	2.5	3.4	2.8
3.5% Convertible Senior Notes due 2025	18.8	18.8	18.8
Denominator for Diluted net income per common share -
Adjusted weighted average shares assuming conversions	147.5	149.4	150.1

Basic net income attributable to ATI per common share	$0.52	$1.15	$0.66

Diluted net income attributable to ATI per common share	$0.46	$0.99	$0.58

ATI Inc.
Non-GAAP Financial Measures
(Unaudited, dollars in millions, except per share amounts)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). However, management believes that certain non-GAAP financial measures, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. For example, EBITDA and Adjusted EBITDA are measures utilized by management to analyze the performance and result of our business. Further, we believe these measures are useful to investors and industry analysts because these measures are commonly used to analyze companies on the basis of operating performance, leverage and liquidity. EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and capital expenditures. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP financial measures discussed in this press release:

	Fiscal Quarter Ended
	March 31, 2024	December 31, 2023	April 2, 2023

Net income attributable to ATI	$66.1	$145.7	$84.5
Adjustments for special items, pre-tax:
Restructuring and other charges (a)	3.1	19.8	1.2
Pension remeasurement loss (b)	—	26.8	—
Pension settlement loss (c)	—	41.7	—
Total pre-tax adjustments	3.1	88.3	1.2

Net change in deferred taxes and valuation allowance (d)	—	(137.4)	—
Income tax on pre-tax adjustments for special items	(0.8)	(3.6)	(0.1)

Net income attributable to ATI excluding special items	$68.4	$93.0	$85.6

	Fiscal Quarter Ended		Fiscal Quarter Ended		Fiscal Quarter Ended
	March 31, 2024		December 31, 2023		April 2, 2023
	Reported	Adjusted	Reported	Adjusted	Reported	Adjusted
Numerator for Basic net income per common share -
Net income attributable to ATI	$66.1	$68.4	$145.7	$93.0	$84.5	$85.6
Effect of dilutive securities	2.1	2.1	2.7	2.7	2.6	2.6
Numerator for Diluted net income per common share -
Net income attributable to ATI after assumed conversions	$68.2	$70.5	$148.4	$95.7	$87.1	$88.2

Denominator for Basic net income per common share -
Weighted average shares outstanding	126.2	126.2	127.2	127.2	128.5	128.5
Effect of dilutive securities	21.3	21.3	22.2	22.2	21.6	21.6
Denominator for Diluted net income per common share -
Adjusted weighted average shares assuming conversions	147.5	147.5	149.4	149.4	150.1	150.1

Diluted net income attributable to ATI per common share	$0.46	$0.48	$0.99	$0.64	$0.58	$0.59

Earnings before interest, taxes, depreciation and amortization (EBITDA)
	Fiscal Quarter Ended
	March 31, 2024	December 31, 2023	April 2, 2023
Net income attributable to ATI	$66.1	$145.7	$84.5
Net income attributable to noncontrolling interests	2.3	3.5	2.1
Net income	68.4	149.2	86.6
(+) Depreciation and Amortization	36.0	39.5	35.1
(+) Interest Expense	26.6	27.8	19.9
(+/-) Income Tax Provision (Benefit)	16.9	(141.1)	4.3
(+) Restructuring and other charges (a)	3.1	16.8	1.2
(+) Pension remeasurement loss (b)	—	26.8	—
(+) Pension settlement loss (c)	—	41.7	—
ATI Adjusted EBITDA	$151.0	$160.7	$147.1
Corporate expenses	17.1	15.2	16.9
Closed operations and other expense	1.3	6.5	1.3
Total segment EBITDA	$169.4	$182.4	$165.3
(a) First fiscal quarter 2024 includes pre-tax charges totaling $3.1 million, which include $2.9 million for start up costs and $0.2 million for severance-related restructuring charges. Fourth fiscal quarter 2023 includes pre-tax charges totaling $19.8 million, which include $3.0 million of start up costs, $5.5 million of severance-related restructuring charges primarily for the restructuring of our European operations, and $11.3 million for asset write-offs associated with the restructuring of our European operations, of which $3.0 million was accelerated depreciation on fixed assets and is included in depreciation and amortization in the above table. First fiscal quarter 2023 includes a $1.2 million pre-tax charge for start up costs.

(b) Fourth fiscal quarter 2023 results include a $26.8 million loss for actuarial gains and losses arising from the remeasurement of the Company’s pension assets and obligations.

(c) On October 17, 2023, we completed a voluntary cash out for term vested employees and annuity buyouts related to approximately 8,200 U.S. qualified defined benefit pension plan participants. As a result, fourth fiscal quarter 2023 results include a $41.7 million pretax settlement loss.

(d) Fourth fiscal quarter 2023 results include a $140.3 million discrete tax benefit primarily related to the reversal of a portion of deferred tax valuation allowances due to exiting the three-year cumulative loss condition for U.S. Federal and state jurisdictions at year-end 2023, partially offset by a $2.9 million charge for withholding taxes associated with the restructuring of our European operations.

Free Cash Flow
Free cash flow as defined by ATI includes the total of cash provided by (used in) operating activities and investing activities as presented on the consolidated statements of cash flows, adjusted to exclude cash contributions to the Company’s U.S. qualified defined benefit pension plan.

	Fiscal Quarter Ended
	March 31, 2024	April 2, 2023
Cash used in operating activities	$(98.8)	$(285.2)
Add back: cash contributions to U.S. qualified defined benefit pension plan	—	50.0
Cash used in operating activities excluding pension contributions	(98.8)	(235.2)
Cash used in investing activities	(63.8)	(59.3)
Free Cash Flow as defined by ATI	$(162.6)	$(294.5)

Managed Working Capital
As part of managing the performance of our business, we focus on Managed Working Capital, which we define as gross accounts receivable, short-term contract assets and gross inventories, less accounts payable and short-term contract liabilities. We exclude the effects of inventory valuation reserves and reserves for uncollectible accounts receivable when computing this non-GAAP performance measure, which is not intended to replace Working Capital or to be used as a measure of liquidity. We assess Managed Working Capital performance as a percentage of the prior three months annualized sales to evaluate the asset intensity of our business.

	March 31,	December 31,
	2024	2023

Accounts receivable	$720.5	$625.0
Short-term contract assets	65.3	59.1
Inventory	1,284.9	1,247.5
Accounts payable	(482.6)	(524.8)
Short-term contract liabilities	(161.6)	(163.6)
Subtotal	1,426.5	1,243.2

Allowance for doubtful accounts	3.1	3.2
Inventory reserves	69.1	75.5
Managed working capital	$1,498.7	$1,321.9

Annualized prior 3 months sales	$4,171.6	$4,255.8

Managed working capital as a
% of annualized sales	35.9%	31.1%

Change in managed working capital:
Year-to-date 2024	$176.8